UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 19, 2010

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at Southwest’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas on Wednesday, May 19, 2010, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect nine Directors;

(2)	to approve the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2010;

(4)	if properly presented at the meeting, to consider and vote on the Shareholder proposal described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before such meeting or any adjournment or postponement thereof.

March 23, 2010, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://www.southwest.com/investor_relations/.

Your vote is important. Please sign and return the enclosed proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote via telephone or the Internet as described in the enclosed proxy.

By Order of the Board of Directors,

Ron Ricks
Executive Vice President Corporate Services and Corporate Secretary

April 16, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2010

Southwest’s Proxy Statement for the 2010 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2009, are available at

http://www.southwest.com/investor_relations/

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 19, 2010

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 19, 2010, at 10:00 a.m., Central Daylight Time, at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 16, 2010.

Voting Procedures

A representative from Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of the Company’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Secretary of the Company; or (iii) voting in person at the meeting.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet if your broker makes these methods available, in which case your broker has provided applicable instructions with these proxy materials. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under such rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of Directors in the absence of your specific instructions as to how to vote, so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the holder of record for your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 23, 2010, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 743,797,172 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If you are a beneficial owner and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion on Proposal 1 (Election of Directors), Proposal 2 (Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan), or Proposal 4 (Shareholder Action by Written Consent), and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, nine Directors are to be elected for one-year terms expiring in 2011. Gary C. Kelly, Laura H. Wright, and Ron Ricks have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	63
Douglas H. Brooks	2010	57
William H. Cunningham	2000	65
John G. Denison	2008	64
Travis C. Johnson	1978	73
Gary C. Kelly	2004	54
Nancy B. Loeffler	2003	63
John T. Montford	2002	66
Daniel D. Villanueva	2008	72

*	As of January 1, 2010.

David W. Biegler has been Chairman and Chief Executive Officer of Southcross Energy, LLC, since July 2009. Southcross is a midstream natural gas company engaged in the purchase and sale, pipeline transportation, gathering, and processing of natural gas. Mr. Biegler has also served as Chairman and Chief Executive Officer of Estrella Energy L.P., an investor in Southcross, since September 2003. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Dynegy Inc. (since 2003); Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (since 2007); and Guaranty Financial Group Inc. (2008-2009). Mr. Biegler also serves as a Director for Austin Industries. The Board concluded that Mr. Biegler should serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his service on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) his broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s extensive fuel hedging program.

Douglas H. Brooks has served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, since November 2004. Mr. Brooks has also served as Brinker International’s Chief Executive Officer since January 2004, and as its President since January 1999. Mr. Brooks has also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital. The Board concluded that Mr. Brooks should serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the

Board because of his position as a standing Chief Executive Officer of a company with over 125,000 employees and operations in the United States and 28 other countries and two territories outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company as the Company explores international opportunities; (iii) Mr. Brooks’ experience managing a company with over 125,000 employees is particularly beneficial to the Board because of the importance to the Company of strong Employee relations; and (iv) Mr. Brooks’ experience managing a company that must focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at The University’s Austin Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas system from 1992 to June 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, he has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., since 2007); LIN TV Corp. (since 2009 and from 2002-2008); Introgen Therapeutics, Inc. (2000-2009); Hayes Lemmerz International, Inc. (2003-2009); and Jefferson-Pilot Corporation (1986-2006). He is also a disinterested Director of John Hancock Funds, III, a registered investment company. Dr. Cunningham served for one year as President and Chief Executive Officer of IBT Technologies, an e-learning privately held start-up company that filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in December 2001. The Board concluded that Dr. Cunningham should serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and as a member of the Compensation Committee and Safety and Compliance Oversight Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008. The Board concluded that Mr. Denison should serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Travis C. Johnson has practiced law as Travis Johnson, Attorney at Law, since January 2001. Prior to such time, Mr. Johnson was a Partner in the law firm of Johnson & Bowen. Mr. Johnson served as a Director of J.P. Morgan Chase Bank — El Paso from 1984 until 2005 and was Founder and Chairman of the Board, Texas Commerce Bank — Border City from 1971 until 1987. He is a former County Judge and served as a member of the University of Houston Board of Regents for 12 years. Mr. Johnson currently serves as Vice Chairman of the Board of Directors of the El Paso Museum of Art Foundation. The Board concluded that Mr. Johnson should serve as a Director for the Company for the following reasons, among others: (i) in addition to his legal degree, Mr. Johnson holds a Bachelor of Business Administration degree and served as Chair of the Company’s Audit

Committee for over 20 years, and also previously served as Chair of the El Paso National Corp. Audit Committee; (ii) Mr. Johnson’s unique combined legal and financial skill set provides the Board with valuable perspectives in addressing current financial reporting and governance matters, particularly in his roles as a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee; and (iii) Mr. Johnson’s over 30 years service with the Company brings tremendous institutional knowledge of the Company’s industry, operations, and culture to the Board’s deliberations.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as Executive Vice President & Chief Financial Officer from June 2001 to July 2004 and Vice President Finance & Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since November 2009) and Jefferson-Pilot Corporation (2005-2006). The Board concluded that Mr. Kelly should serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 23 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler is a member of the Frost Bank Advisory Board of San Antonio. A long-time advocate of volunteerism, Ms. Loeffler also currently serves as Chair of The University of Texas M.D. Anderson Cancer Center Foundation, the National Cowgirl Museum and Hall of Fame Board of Directors, The University of Texas Blanton Museum of Fine Arts Board of Directors, and the Advisory Council of the San Antonio Lighthouse for the Blind. During the past five years, Ms. Loeffler also served on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C., the Board of Regents for St. Mary’s University in San Antonio, Texas, and the Capitol Advisory Committee for Texas Lutheran University. Ms. Loeffler has also previously served on the Board of Trustees for the South Texas Community Foundation, the Board of Governors of the Cancer Therapy Research Foundation of South Texas and the Board of Directors of the Cancer Therapy Research Center, as President of the Junior League, and as Vice Chair of the Governor’s Educational Excellence Commission. The Board concluded that Ms. Loeffler should serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC, since January 2010. He is currently serving in the capacity of Senior Advisor to the Chairman and Chief Executive Officer of General Motors. In this role, Mr. Montford is responsible for Governmental Relations and Global Public Policy for General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney. During the past five years, Mr. Montford has served as a Director of one publicly traded company other than Southwest Airlines Co.: Fleetwood Enterprises, Inc. (1999-2009). The Board concluded that Mr. Montford should serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee

(for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Daniel D. Villanueva has been a partner in RC Fontis, a California-based private equity firm since 2005. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles. During the past five years, he has served as a Director of one publicly traded company other than Southwest Airlines: Fleetwood Enterprises, Inc. (2003-2009). The Board concluded that Mr. Villanueva should serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company is exploring and implementing many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the west coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self-Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Direct Stock Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications • Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders can obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6FP, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for renomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. While there is no formal policy with regard to diversity, in factoring in diversity, the Board considers diversity in terms of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held ten meetings during 2009 and otherwise acted by unanimous written consent. During 2009, each of the Company’s current Directors attended at least 75 percent of the total number of Board meetings and applicable Committee meetings held during the period for which he or she served as a Director. Mr. Louis Caldera, who resigned from the Board on January 15, 2009, did not attend any Board or Committee meetings during 2009. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors at the time attended the 2009 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders for the following reasons. Pursuant to the Company’s Bylaws, Mr. Kelly, as Chief Executive Officer, has responsibility for the general management and direction of the business of the Company. The Company has one business unit, over which one person, Mr. Kelly, is ultimately in charge. In overseeing the Company’s day-to-day operations, Mr. Kelly must continually possess a comprehensive knowledge of the Company’s business, including the Company’s opportunities, issues, and challenges. He is therefore in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to regularly scheduled updates, the Board and its Committees also regularly request updates from management regarding matters deemed significant at any given time.

•	The Board and its Committees hold regular executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its Committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to elect an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	serving as an ex officio member of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its Committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s Committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes that all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

Responsibility for risk management is primarily that of the Company’s management. Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for assessing major risks facing the Company and reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board Committee level. The Board and its Committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address its specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Safety and Compliance Oversight Committee. During 2009, the Board established a Safety and Compliance Oversight Committee to provide assist it with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed by management at each of its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives management and consultant updates and advice on the ongoing advisability of the Company’s compensation practices. The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and risk-taking incentives. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also assists the Board with its annual review of succession planning.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s Committee membership.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee		Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair			X
Douglas H. Brooks			X	(1)
C. Webb Crockett(2)			Chair			X
William H. Cunningham	X	X			X	X
John G. Denison	X				Chair
Travis C. Johnson	X		X			Chair
Gary C. Kelly						X
Nancy B. Loeffler		X
John T. Montford	Chair	X	X
Daniel D. Villanueva		X			X

(1)	Appointed March 18, 2010.

(2)	Mr. C. Webb Crockett is retiring from the Board effective at the time of the Annual Meeting.

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held nine meetings during 2009. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under the NYSE’s rules governing Board and Audit Committee membership. The Board has also determined that at least two of the members of the Audit Committee, Dr. Cunningham and Mr. Denison, satisfy the criteria adopted by the Securities and Exchange Commission (the “SEC”) to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

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General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing the compensation for non-Employee Directors at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Board membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held six meetings during 2009 and otherwise acted by unanimous written consent.

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Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer provides regular input regarding compensation ideas presented to it. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, responsibilities, and performance of the Company’s other executive officers. The Chief Executive Officer’s role in connection with the Compensation Committee’s determinations is discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

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Use of Consultants. The Compensation Committee has sole authority to retain any compensation consultant to be used to assist such committee in the evaluation of Officer and Board compensation. During 2009, the Compensation Committee engaged Towers Perrin to review the adequacy, effectiveness, and currency of the Company’s executive and Board compensation programs. The Compensation Committee also requested that Towers Perrin (i) provide it with comparative market data for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) assist it with developing a long-term approach for the Company’s executive and Board compensation programs. Towers Perrin was engaged as an informational resource for the Compensation Committee, and the Compensation Committee considers any recommendations received from Towers Perrin; however, the Compensation Committee’s ultimate decisions are based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding Towers Perrin’s executive compensation work and the Compensation Committee’s related determinations is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. With respect to Mr. Brooks, who was appointed during 2010, (i) Mr. Kelly proposed that the Nominating and Corporate Governance Committee consider Mr. Brooks as a candidate for Board membership; (ii) an independent member of the Board endorsed Mr. Kelly’s recommendation, based on his personal knowledge of Mr. Brooks’ credentials and character; and (iii) the Chair of the Nominating and Corporate Governance Committee met with Mr. Brooks and recommended him to the full Committee. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed further below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held five meetings during 2009.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee was established in July 2009 and held two meetings during 2009.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held one meeting during 2009.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, and (iii) companies and organizations with which the Directors and executive officers are associated. The questionnaire for non-Employee Directors is also designed to elicit all information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Directors are independent under applicable NYSE standards: David W. Biegler, Douglas H. Brooks, C. Webb Crockett, William H. Cunningham, John G. Denison, Travis C. Johnson, Nancy B. Loeffler, John T. Montford, and Daniel D. Villanueva. In addition, the Board determined that Louis E. Caldera, who resigned from the Board in January 2009, was independent.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 23, 2010, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 743,797,172 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 26, 2010, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital Research Global Investors	85,602,300	(2)	11.5%
333 South Hope Street Los Angeles, CA 90071

PRIMECAP Management Company	78,248,954	(3)	10.5%
225 South Lake Avenue, #400 Pasadena, CA 91101

T. Rowe Price Associates, Inc.	67,594,702	(4)	9.1%
100 E. Pratt Street Baltimore, MD 21202

Manning & Napier Advisors, Inc.	38,206,861	(5)	5.1%
290 Woodcliff Drive Fairport, NY 14450

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 26, 2010, which was 743,532,027.

(2)	Based on an Amendment to Schedule 13G filed with the SEC on February 9, 2010, by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 33,213,300 shares, sole dispositive power with respect to 85,602,300 shares, and no shared voting or dispositive power.

(3)	Based on an Amendment to Schedule 13G filed with the SEC on February 11, 2010, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 21,830,029 shares, sole dispositive power with respect to 78,248,954 shares, and no shared voting or dispositive power.

(4)	Based on an Amendment to Schedule 13G filed with the SEC on February 12, 2010, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 16,331,907 shares, sole dispositive power with respect to 67,417,102 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G filed with the SEC on January 29, 2010, by Manning & Napier Advisors, Inc. Manning & Napier Advisors, Inc. reported sole voting power with respect to 29,951,567 shares, sole dispositive power with respect to 38,206,861 shares, and no shared voting or dispositive power.

Security Ownership of Management

The following table sets forth, as of February 26, 2010, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all executive officers and Directors, as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	15,040	*
Douglas H. Brooks	—	*
C. Webb Crockett(4)	26,006	*
William H. Cunningham(5)	23,000	*
John G. Denison(6)	4,834	*
Travis C. Johnson	207,413	*
Gary C. Kelly(7)	743,450	*
Nancy B. Loeffler(8)	11,050	*
John T. Montford(9)	13,700	*
Daniel D. Villanueva(10)	3,334	*
Laura H. Wright(11)	241,571	*
Ron Ricks(12)	327,714	*
Michael G. Van de Ven(13)	241,129	*
Robert E. Jordan(14)	161,471	*
Current Executive Officers and Directors as a Group (15 persons)(15)	2,196,072	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 26, 2010 pursuant to stock options, whether or not such options were in-the-money.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 5,333 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options. Of the shares reported, 9,707 shares were pledged under a line of credit.

(4)	Includes 7,531 shares held in a family trust.

(5)	Includes 15,000 shares that Dr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 3,334 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 597,431 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(9)	Includes 10,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 3,334 shares that Mr. Villanueva had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 8,752 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 201,874 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 275,189 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(13)	Includes 333 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 219,870 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(14)	Includes 6,523 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 154,948 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(15)	In addition to the amounts disclosed in footnotes (3) through (14), includes (i) 136,560 shares that a non-named executive officer had the right to acquire within 60 days pursuant to stock options, (ii) 800 shares held by such officer as custodian for a child, and (iii) 39,000 shares held by such officer that were pledged as collateral for a margin loan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company-Wide Compensation Objectives

The Company’s compensation program seeks to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s objective of preserving job security. The Company’s overall business objective of attaining reasonable profits on a consistent basis weighs heavily in the Company’s compensation determinations, and the Company believes in responding pragmatically to the actual influences of external market forces. Because approximately 82 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), the collectively bargained agreements also factor significantly into the Company’s overall compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation are determined pursuant to the terms of the collective bargaining agreements.

References to the “named executive officers” include the following executive officers of the Company whose compensation information is detailed in the tables following this Compensation Discussion and Analysis: (i) the Chairman of the Board, President, and Chief Executive Officer; (ii) the Senior Vice President Finance and Chief Financial Officer; and (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal 2009.

Role of Compensation Consultants and Benchmarking

General Compensation Practices. During 2009, the Compensation Committee requested that Towers Perrin assess the adequacy, effectiveness, and currency of the Company’s executive compensation programs and practices. Towers Perrin reviewed the Company’s programs, practices, and compensation philosophy and provided the Compensation Committee with a list of Company-specific, as well as global, factors for the Compensation Committee’s consideration in determining the adequacy of the Company’ executive compensation program. In response, the Compensation Committee requested that Towers Perrin assist it with (i) identifying and reviewing general market and peer group data for the purpose of informing, as opposed to determining, the Compensation Committee’s executive pay decisions; and (ii) developing a long-term, phased approach for improving the competitiveness and retention value of the Company’s executive compensation program. Towers Perrin reviewed the competitive levels of compensation for selected senior executive positions at the Company, examining (i) base salary, (ii) total cash compensation, and (iii) total direct compensation. Towers Perrin’s assessment compared Company compensation levels relative to two comparator groups:

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General industry. This group included participants in Towers Perrin’s Executive Compensation database, screened by similar revenue scope when available. The database consisted of 750 companies that were size-adjusted where deemed appropriate by Towers Perrin (typically through regression analysis).

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Airline industry. This group included the following six airlines: American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, United Airlines, and Southwest Airlines (data for this group was collected prior to the Delta-Northwest merger, and JetBlue Airways and Airtran did not participate in the Towers Perrin survey).

The Compensation Committee used the resulting Towers Perrin data to assess its directional goals for the Company’s overall executive compensation program.

Employment Contracts. As discussed further below, the Company has entered into an employment contract with its Chief Executive Officer. This contract reflects the advice of Longnecker and Associates, a consultant previously used by the Company for close to two decades in connection with its employment contracts. The Compensation Committee used the information from Longnecker and Associates as a point of reference, not as a determinative factor.

Role of Executives in Determining Compensation

During 2009, Towers Perrin worked closely with the Company’s Chief People Officer to formulate alternative compensation program designs for the Compensation Committee’s consideration. In addition, at the Compensation Committee’s request, the Chief Executive Officer provided regular input regarding the advisability of the alternatives presented by Towers Perrin, based on his day-to-day interaction with Employees at all levels of the Company, both contract and non-contract. The Chief Executive Officer also specifically reviewed with the Compensation Committee the relative roles, responsibilities, and performance of the Company’s other executive officers. Although the Compensation Committee is not obligated to accept the recommendations of the Chief Executive Officer, the Compensation Committee gives considerable weight to these recommendations because of the Chief Executive Officer’s ability to directly observe on a day-to-day basis each officer’s contributions and performance.

Relative Compensation of Executive Officers

Overall compensation levels for the Company’s named executive officers, relative to other officers and Employees of the Company, reflect the nature and level of their respective roles and the scope of their responsibilities. In addition, tenure has historically factored into compensation levels for all non-contract Employees (Mr. Kelly and Mr. Ricks have been employed by the Company since 1986, Ms. Wright and Mr. Jordan since 1988, and Mr. Van de Ven since 1993). However, as discussed further below, based on information provided by Towers Perrin and other information reviewed by the Compensation Committee (e.g., general media articles), the Compensation Committee believes the Company’s compensation of its named executive officers is well below market and should be increased to better reflect the nature and level of their roles and the scope of their responsibilities. The Compensation Committee believes it is important to provide fair and competitive compensation to all levels of Employees, which includes compensating top management at a level that is competitively consistent with compensation practices throughout the Company, both contract and non-contract.

Overall compensation levels for the Company’s named executive officers, relative to each other, reflect the nature and level of their respective roles and the scope of their responsibilities. The Compensation Committee believes it is appropriate for Mr. Kelly, as Chairman of the Board, President, and Chief Executive Officer to receive the Company’s highest compensation because of his lead role with the Company and the higher market value associated with his multiple roles. The Compensation Committee also believes continuity of senior leadership is important and has therefore entered into an employment contract with Mr. Kelly that establishes his minimum level of compensation. None of the other named executive officers have employment contracts with the Company. Mr. Kelly’s contract provides for his continued employment as Chief Executive Officer and service as Chairman of the Board (for so long as elected as such) until February 2011. The structure of Mr. Kelly’s employment contract is the same basic structure as has been used by the Company since it entered into its second employment contract with Herbert D. Kelleher, the Company’s Chairman Emeritus, in 1982. This reflects a focus on consistency in compensation for the Company’s principal executives over the years.

Determination of 2009 Executive Compensation

Overview

The Company has historically compensated non-contract Employees, including executives, based on seniority and internal equity and, to a lesser extent, job title and market value. At the Compensation Committee’s request, Towers Perrin assessed the compensation of the named executive officers relative to the General Industry and Airline Industry comparator groups discussed above. Towers Perrin’s assessment in 2009 included comparisons of the following:

(i)	base salary,

(ii)	total cash compensation (base salary plus short-term incentives/annual incentive bonus), and

(iii)	total direct compensation (total cash compensation plus long-term incentives).

The Towers Perrin assessment indicated that base salary, total cash compensation, and total direct compensation for the Company’s named executive officers were all below the 25th percentile of the comparator groups, with the exception of the Executive Vice President Strategy & Planning, whose compensation was below the 40th percentile.

Based on the results of its assessment, Towers Perrin expressed concerns, which were echoed by the Compensation Committee, that the Company’s executive pay levels create significant retention and recruiting risks, as well as unusual compression in relative Employee pay. In particular, the Compensation Committee expressed concerns with the significant exposure for the Company created by the Chief Executive Officer’s comparatively low compensation. As a result, the Compensation Committee requested that Towers Perrin outline specific actions that could be taken over the long-term to help reduce the significant pay gap between the Company’s executive officer pay and market pay. The Compensation Committee also set as a goal for 2009 to, at a minimum: maintain total named executive officer compensation levels at total compensation levels for 2008. In addition, the Compensation Committee set as a minimum goal for 2009 to keep named executive officer compensation from declining further relative to market.

In determining the form(s) of compensation that should be used to maintain named executive officer compensation at 2008 levels, the Compensation Committee took into account the following information: (i) Towers Perrin’s assessments of the purposes, advantages, and disadvantages associated with different forms of compensation; (ii) multiple pay mix alternatives presented by Towers Perrin for the Compensation Committee’s consideration; (iii) RiskMetrics’ policies associated with different forms of compensation; (iv) the limited number of shares available for grant under the Company’s 2007 Equity Incentive Plan (none of which were available for grant to the Chief Executive Officer); and (v) the Chief Executive Officer’s insights regarding the relative value of different forms of compensation to the named executive officers. The Compensation Committee then determined it would maintain named executive officer compensation for 2009 at levels consistent with those provided in 2008 through the use of cash awards. This decision was based on (i) the Compensation Committee’s inability to grant additional equity to the Chief Executive Officer under the Company’s 2007 Equity Incentive Plan and (ii) the limited number of shares available to grant equity for the remainder of the Company’s eligible Employees. The Compensation Committee determined that the cash awards should be in the form of short-term incentive bonuses. This decision was based on a desire to reward the named executive officers in the near-term for what the Compensation Committee deemed to be extraordinary performance by management during 2009, a year that has been reported to be one of the worst years in aviation history from an economic standpoint. Specifically, the Compensation Committee took into account the named executive officers’ contributions to the following results, among others:

•	The Company’s significant outperformance of the industry in areas such as unit revenues, on-time performance, and customer service;

•	The Company’s continued ability to avoid layoffs;

•	The Company’s completion of five major labor contracts covering the majority of the Company’s workforce;

•	The Company’s implementation of key revenue initiatives and its significant progress on complex long-term initiatives; and

•	Leadership salary freezes and increased responsibilities resulting from overall workforce reductions achieved through attrition and the Company’s early retirement program.

Analysis of Individual Compensation Elements for 2009

Set forth below is additional detail regarding (i) the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; and (iv) the Compensation Committee’s determinations regarding the amounts to be paid to the named executive officers for 2009.

Salary. The Company’s objective with respect to base salary is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills.

In July 2008, the Compensation Committee increased Mr. Kelly’s base salary to $465,000 in recognition of his election as Chairman of the Board and President, and the significantly increased responsibilities associated with his new roles. Based on the Company’s first quarter 2009 results, Mr. Kelly elected to voluntarily reduce his base salary by 10 percent, effective April 1, 2009, and until such time as the Company’s quarterly results improved. In November 2009, in light of the Company’s improved quarterly results, as well as concerns with Mr. Kelly’s relatively low salary level, the Compensation Committee requested that Mr. Kelly resume taking his $465,000 base salary, effective October 1, 2009.

As discussed above, the salary levels of each of the other named executive officers reflect, in part, the length of their service with the Company, as the Company’s historic regular annual salary increases were generally applied on the same percentage basis as other non-contract Employees. Therefore, Employees, including officers, who have had a longer tenure at the Company generally have higher salaries that reflect their long-term service. The relative salary levels of the named executive officers also reflect the nature and scope of their responsibilities. As part of its efforts to mitigate cost pressures during 2009, the Company implemented a salary freeze for senior management, including the named executive officers. Therefore, despite the Towers Perrin assessments and related Compensation Committee concerns regarding executive retention, none of the named executive officers received a salary increase during 2009 (in the Summary Compensation Table, 2008 salary amounts for Messrs. Kelly, Ricks, Van de Ven, and Jordan reflect a partial year at 2009 salary levels).

Bonus. Bonuses have historically been awarded by the Company primarily at the senior management level to (i) attract and retain these individuals, (ii) reflect the additional time and responsibility associated with their positions, (iii) bring total compensation to a level that is more competitive in the marketplace than base salary alone, and (iv) further incentivize management to contribute to the Company’s overall performance. As part of its development of a long-term, phased approach for improving the competitiveness and retention value of the Company’s executive compensation program, the Compensation Committee is exploring additional ways in which to use bonuses to incentivize performance and create variable pay at risk should performance not be met. The Compensation Committee believes a bonus component is particularly necessary to attract and retain Employees at the officer level, given the typical use of bonuses in the market in which the Company competes for executive talent.

As discussed above, each of the named executive officers received a bonus for 2009 primarily for the purpose of maintaining overall compensation for 2009 at levels consistent with 2008 levels, and bonus amounts reflected that goal. The compensation was paid in the form of a cash bonus in order to immediately reward these individuals for their collective efforts toward the Company’s overall achievements during 2009. The Compensation Committee did not establish or require the achievement of specific performance targets as a prerequisite to the awarding of bonuses. Rather, the Compensation Committee took into consideration (i) the increased efforts needed from each of the named executive officers and their departments to control headcount, while at the same time avoiding layoffs; (ii) the contributions of Mr. Van de Ven, Ms. Wright, and their respective departments towards the Company’s success related to unit revenues, on-time performance, and customer service; (iii) the contributions of Mr. Ricks, Mr. Van de Ven, and their respective departments in connection with the completion of five major labor contracts; and (iv) the contributions of Mr. Jordan and his departments in connection with the Company’s key initiatives, in particular the Company’s success with network optimization during 2009. In addition, the Compensation Committee took into account the Chief Executive Officer’s and the Chief People Officer’s input regarding the named executive officers’ relative roles and responsibilities.

Equity. Equity grants are used by the Company (i) to attract and retain Employees, (ii) as an incentive and reward for achievement of the Company’s long-term objectives, and (iii) to further align the interests of the Company’s Employees with those of its Shareholders. In the past, the Company has granted stock options on a broad-based basis; however, taking into account limitations on the number of shares available for grant, the Company has decided it is most appropriate to use equity awards to align a portion of senior management’s compensation directly with the Company’s overall business results and to place more emphasis on cash compensation for other Employees. The Company believes that senior management positions are the positions with respect to which equity grants are the most efficient way to serve as an attraction and retention mechanism.

During 2009, each of the named executive officers received stock options under the Company’s 2007 Equity Incentive Plan, as follows: Mr. Kelly: 150,000; Mr. Ricks and Mr. Van de Ven: 90,000; Mr. Jordan: 80,000; and Ms. Wright: 70,000. The exercise price per share for these options is $6.75, which was the fair market value of the Company’s common stock on the date of grant. In general, the Compensation Committee granted equity to the named executive officers because it believes that a significant portion of executive officer compensation should be directly aligned with Shareholder interests. In determining the specific amounts for the grants during 2009, the Compensation Committee took into account (i) the executives’ salary and bonus levels, and (ii) the Compensation Committee’s belief that each of their overall compensation packages needed to be more competitive. In addition, with respect to the named executive officers other than Mr. Kelly, the Compensation Committee considered the Chief Executive Officer’s and the Chief People Officer’s input regarding the relative roles and responsibilities of the other named executive officers, as well as the Chief Executive Officer’s and Chief People Officer’s related recommendations regarding the levels of the respective grants. With respect to Mr. Kelly, the Compensation Committee’s grant was limited to 150,000 shares by the terms of the Company’s 2007 Equity Incentive Plan. As part of its review of officer compensation generally, the Compensation Committee was aware of the number of outstanding equity awards held by the named executive officers and their current value, but did not use the information in determining the size of their grants for 2009.

Over the past two years, the Compensation Committee has considered regular discretionary option grants in February of each year. The Compensation Committee chose the month of February because of its occurrence after the release of the Company’s year-end earnings, in accordance with the Company’s policy not to grant options at a time at which it is in possession of material non-public information. The Compensation Committee has not granted options during 2010, in part due to limits in the number of shares available for grant under the Company’s 2007 Equity Incentive Plan. The timing and nature of future grants will depend in part on the results of Proposal 2 (Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan), but will in any event be in accordance with the Company’s policy not to grant equity at a time at which it is in possession of material non-public information.

Qualified Retirement Benefits. The Company offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. The Company’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. The Company’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. The Company’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The Compensation Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2009 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation. The Company offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2009.” The Company also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to his employment contract. Pursuant to his employment contract, the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would otherwise have been made on his behalf to the Company’s qualified plans, but that exceed the limits under Section 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2009.”

Change-in-Control Arrangements. The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. These are provided through the following: (i) the Company’s employment contract with Mr. Kelly; (ii) the Company’s Executive Service Recognition Plan Executive Employment Agreements for the other named executive officers, as well as the Company’s other officers; and (iii) the Company’s Change of Control Severance Pay Plan for the remainder of the Company’s Employees who are not beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough. These arrangements have been in place in their current form since the 1980s and do not have any impact on the rest of the Company’s other compensation elements because (i) any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control, and (ii) the likelihood of their implementation is deemed to be remote.

As discussed further below under “Potential Payments Upon Termination or Change-in-Control,” in the event of a change-in-control of the Company: (i) Mr. Kelly would continue to be employed pursuant to the terms of his employment contract, and (ii) the other named executive officers would continue to be employed for one year pursuant to their Executive Service Recognition Plan Executive Employment Agreements. In each case, in continuing their employment, these individuals would receive compensation consistent with their compensation prior to the change-in-control and would not receive any incremental benefit (with the exception of potential option acceleration, as discussed further below). Pursuant to the terms of his employment contract, in the event of a change-in-control, Mr. Kelly has the right to terminate his employment contract within 60 days after the occurrence of the change-in-control and receive a lump sum payment equal to his unpaid base salary for the remaining term of the contract plus $750,000. The structure of the lump sum amount has remained the same for the Company’s employment contracts since 1988. Pursuant to the terms of their Executive Service Recognition Plan Executive Employment Agreements, in the event of a change-in-control, the other named executive officers have the right to receive differing lump sum amounts that are based on their historical compensation levels in the event that (i) circumstances give rise to their resignation for “good reason” or (ii) their employment is terminated by the Company other than for cause. The potential benefits from these arrangements are shown in the tables included under the heading “Potential Payments Upon Termination or Change-in-Control.”

The Compensation Committee believes the differences between the terms of Mr. Kelly’s employment contract and the terms of the Executive Service Recognition Plan Executive Employment Agreements are consistent with market conditions and the Company’s overall compensation philosophy. The Company believes the provision of these arrangements is appropriate generally, as these arrangements serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, Mr. Kelly’s arrangement is intended to assure that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation.

The Compensation Committee continues to believe that all of the foregoing arrangements serve a valid purpose, particularly to address potential consolidation in the airline industry.

Perquisites and Other Benefits. The Company offers flight benefits to its Employees and otherwise uses perquisites minimally. The named executive officers, like the Company’s other contract and non-contract Employees, participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

Officers have the following additional benefits available to them: (i) Company-paid premiums for business travel accident insurance, (ii) Company-paid premiums for a portion of their life and long-term disability insurance coverage, and (iii) Company-paid physicals and tax return preparation. In addition: (i) officers and their family members are eligible to fly free on Southwest Airlines; (ii) pursuant to his employment contract, Mr. Kelly and members of his immediate family are entitled to reimbursement of medical and dental expenses; and (iii) Mr. Kelly receives $10,000 per year to be applied to supplemental insurance. The Compensation Committee believes these minimal additional benefits are justified given the time and level of effort that is expected of the Company’s officers, and these additional benefits are not taken into account when establishing salary and bonus elements and amounts.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m). During 2009, all amounts paid to the named executive officers were deductible.

The Company and the Compensation Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Compensation Committee decisions with respect to the Company’s employment and change-in-control agreements, as well as the Company’s nonqualified deferred compensation arrangements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this proxy statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in this proxy statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
William H. Cunningham
Nancy B. Loeffler
John T. Montford
Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2009, 2008, and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($) (2)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Gary C. Kelly	2009	$441,750	$590,000	$462,990	$6,347	(3)	$58,344	(4)	$1,559,431
Chairman of the Board, President, & Chief Executive Officer	2008	$441,121	$462,000	$605,535	$4,394		$77,526		$1,590,576
	2007	$424,065	$462,000	$938,775	$2,089		$95,939		$1,922,868

Laura H. Wright	2009	$309,000	$275,000	$216,062	—		$19,782	(5)	$819,844
Senior Vice President Finance & Chief Financial Officer	2008	$309,000	$200,000	$262,399	—		$23,783		$795,182
	2007	$306,375	$200,000	—	—		$28,781		$535,156

Ron Ricks	2009	$370,000	$375,000	$277,794	—		$22,041	(6)	$1,044,835
Executive Vice	2008	$346,375	$340,000	$322,952	—		$25,073		$1,034,400
President Corporate	2007	$326,729	$340,000	—	—		$44,056		$710,785
Services & Corporate Secretary

Michael G. Van de Ven	2009	$365,000	$375,000	$277,794	—		$19,808	(7)	$1,037,602
Executive Vice	2008	$340,208	$300,000	$302,768	—		$23,783		$966,759
President & Chief Operating Officer	*

Robert E. Jordan	2009	$340,000	$370,000	$246,928	—		$19,792	(8)	$976,720
Executive Vice	2008	$311,483	$270,000	$262,399	—		$23,783		$867,665
President Strategy & Planning	*

*	In accordance with the SEC’s rules, information for 2007 is not being provided for Mr. Van de Ven and Mr. Jordan because they were not named executive officers during 2007.

(1)	For 2009, reflects bonuses paid in January 2010 with respect to performance in 2009; for 2008, reflects bonuses paid in January 2009 with respect to performance for 2008; for 2007, reflects bonuses paid in January 2008 with respect to performance for 2007.

(2)	Consists of the aggregate grant date fair market value of option awards during 2009, 2008, and 2007, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the award values for fiscal 2009 and 2008 are included in Note 14 to the Company’s financial statements included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, and December 31, 2008, respectively. The assumptions used in calculating the award values for fiscal 2007 are included in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)	Consists of above-market earnings on deferred compensation provided pursuant to Mr. Kelly’s employment contract. Mr. Kelly’s deferred compensation arrangement is discussed in detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2009.”

(4)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $17,885; (ii) a Company contribution of $8,457 to be made to the executive’s individual deferred compensation arrangement in 2010, but that was earned with respect to fiscal 2009, in accordance with the terms of his employment contract; (iii) a Company contribution of $3,145 to be made to the Company’s profit sharing plan in 2010, but that was earned with respect to 2009; (iv) travel benefits on Southwest Airlines; (v) life, long-term disability, and business travel accident insurance premiums; (vi) medical and dental reimbursements for the executive and his family; (vii) a supplemental insurance allowance; and (viii) a Company-paid physical. Perquisites are valued based on the out-of-pocket costs to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during the year and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(5)	Included within this amount are (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,500; and (ii) a Company contribution of $3,145 to be made to the Company’s profit sharing plan in 2010, but that was earned with respect to 2009.

(6)	Included within this amount are (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $17,885; and (ii) a Company contribution of $3,145 to be made to the Company’s profit sharing plan in 2010, but that was earned with respect to 2009.

(7)	Included within this amount are (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,500; and (ii) a Company contribution of $3,145 to be made to the Company’s profit sharing plan in 2010, but that was earned with respect to 2009.

(8)	Included within this amount are (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $ 16,500; and (ii) a Company contribution of $3,145 to be made to the Company’s profit sharing plan in 2010, but that was earned with respect to 2009.

Mr. Kelly receives his compensation in part pursuant to the terms of the employment contract entered into between the Company and Mr. Kelly in July 2007. Mr. Kelly’s contract (i) continued a 2007 base salary of $424,065, subject to increases in the Compensation Committee’s discretion; (ii) provided for bonuses to be awarded in the Compensation Committee’s discretion; and (iii) continued a nonqualified deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the Company’s qualified plans due to limits established by the Internal Revenue Code. In accordance with the Compensation Committee’s determinations, Mr. Kelly was entitled to receive a base salary of $465,000 for 2009; however, Mr. Kelly took a voluntary pay reduction effective April 1, 2009, which remained in effect until October 2009. Mr. Kelly’s contract is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2009” and “Potential Payments Upon Termination or Change-in-Control.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)
Gary C. Kelly	02/02/2009	150,000	(2)	$6.75	462,990
Laura H. Wright	02/02/2009	70,000	(2)	$6.75	216,062
Ron Ricks	02/02/2009	90,000	(2)	$6.75	277,794
Michael G. Van de Ven	02/02/2009	90,000	(2)	$6.75	277,794
Robert E. Jordan	02/02/2009	80,000	(2)	$6.75	246,928

(1)

In accordance with the terms of the plan under which all stock options were granted, options must be granted with an exercise price per share at least equal to the fair market value of the Company’s common stock on the date of grant. Fair market value is determined based on the closing price of the Company’s common stock on the date of grant of the options, as reported by the NYSE.

(2)	The options have a ten year term and vest with respect to one-third of the shares covered thereby annually, beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table provides information with respect to stock options held by the named executive officers as of December 31, 2009. Stock options are the only type of equity award that has been granted to the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gary C. Kelly	5,313	—		$22.80	12/31/2010
	15,000	—		$21.30	02/15/2011
	5,400	1,100	(1)	$17.11	06/19/2011
	4,348	—		$18.73	01/01/2012
	17,250	—		$17.78	01/18/2012
	4,151	—		$14.03	01/02/2013
	21,000	—		$13.19	01/23/2013
	4,352	—		$15.91	01/05/2014
	30,000	—		$15.51	01/23/2014
	180,000	—		$14.95	07/15/2014
	4,322	—		$14.25	01/20/2015
	6,295	—		$16.43	12/31/2015
	150,000	—		$16.40	09/18/2017
	50,000	100,000	(2)	$12.18	01/31/2018
	—	150,000	(3)	$6.75	02/01/2019

Laura H. Wright	650	—		$10.88	01/01/2010
	969	—		$22.80	12/31/2010
	4,400	—		$21.30	02/15/2011
	5,400	1,100	(1)	$17.11	06/19/2011
	719	—		$18.73	01/01/2012
	5,060	—		$17.78	01/18/2012
	553	—		$14.03	01/02/2013
	7,500	—		$13.19	01/23/2013
	1,114	—		$15.91	01/05/2014
	12,000	—		$15.51	01/23/2014
	1,296	1,824	(4)	$14.75	09/01/2014
	14,780	—		$14.25	01/20/2015
	41,416	—		$16.43	12/31/2015
	40,000	—		$17.53	03/17/2016
	21,667	43,333	(5)	$12.18	01/31/2018
	—	70,000	(6)	$6.75	02/01/2019

Ron Ricks	3,915	—		$22.80	12/31/2010
	14,500	—		$21.30	02/15/2011
	3,916	—		$18.73	01/01/2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
	15,950	—		$17.78	01/18/2012
	3,916	—		$14.33	01/07/2013
	17,545	—		$13.19	01/23/2013
	3,084	—		$15.91	01/05/2014
	20,000	—		$15.51	01/23/2014
	1,246	1,754	(7)	$14.75	09/01/2014
	25,065	—		$14.25	01/20/2015
	42,719	—		$16.43	12/31/2015
	40,000	—		$17.53	03/17/2016
	26,667	53,333	(8)	$12.18	01/31/2018
	—	90,000	(9)	$6.75	02/01/2019

Michael G. Van de Ven	75	—		$22.80	12/31/2010
	4,000	—		$21.30	02/15/2011
	5,400	1,100	(1)	$17.11	06/19/2011
	1,942	—		$18.73	01/01/2012
	4,400	—		$17.78	01/18/2012
	75	—		$14.03	01/02/2013
	5,200	—		$13.19	01/23/2013
	750	—		$15.91	01/05/2014
	6,600	—		$15.51	01/23/2014
	1,262	1,778	(10)	$14.75	09/01/2014
	8,340	—		$14.25	01/20/2015
	1,076	2,424	(11)	$16.18	11/17/2015
	50,750	—		$16.43	12/31/2015
	50,000	—		$17.53	03/17/2016
	25,000	50,000	(12)	$12.18	01/31/2018
	—	90,000	(9)	$6.75	02/01/2019

Robert E. Jordan	734	—		$22.80	12/31/2010
	6,000	—		$21.30	02/15/2011
	5,400	1,100	(1)	$17.11	06/19/2011
	734	—		$18.73	01/01/2012
	6,600	—		$17.78	01/18/2012
	7,260	—		$13.19	01/23/2013
	8,800	—		$15.51	01/23/2014
	9,420	—		$14.25	01/20/2015
	20,000	—		$16.43	12/31/2015
	20,000	—		$17.53	03/17/2016
	21,667	43,333	(5)	$12.18	01/31/2018
	—	80,000	(13)	$6.75	02/01/2019

(1)	All of these options will become exercisable on June 19, 2010.

(2)	Of these options, (i) options to purchase 50,000 shares became exercisable on February 1, 2010; and (ii) options to purchase 50,000 shares will become exercisable on February 1, 2011.

(3)	Of these options, (i) options to purchase 50,000 shares became exercisable on February 2, 2010; (ii) options to purchase 50,000 shares will become exercisable on February 2, 2011; and (iii) options to purchase 50,000 shares will become exercisable on February 2, 2012.

(4)	Of these options, (i) options to purchase 384 shares will become exercisable on September 1, 2010; (ii) options to purchase 432 shares will become exercisable on September 1, 2011; (iii) options to purchase 480 shares will become exercisable on September 1, 2012; and (iv) options to purchase 528 shares will become exercisable on September 1, 2013.

(5)	Of these options, (i) options to purchase 21,666 shares became exercisable on February 1, 2010; and (ii) options to purchase 21,667 shares will become exercisable on February 1, 2011.

(6)	Of these options, (i) options to purchase 23,334 shares became exercisable on February 2, 2010; (ii) options to purchase 23,333 shares will become exercisable on February 2, 2011; and (iii) options to purchase 23,333 shares will become exercisable on February 2, 2012.

(7)	Of these options, (i) options to purchase 369 shares will become exercisable on September 1, 2010; (ii) options to purchase 415 shares will become exercisable on September 1, 2011; (iii) options to purchase 462 shares will become exercisable on September 1, 2012; and (iv) options to purchase 508 shares will become exercisable on September 1, 2013.

(8)	Of these options, (i) options to purchase 26,666 shares became exercisable on February 1, 2010; and (ii) options to purchase 26,667 shares will become exercisable on February 1, 2011.

(9)	Of these options, (i) options to purchase 30,000 shares became exercisable on February 2, 2010; and (ii) options to purchase 30,000 shares will become exercisable on each of February 2, 2011, and February 2, 2012.

(10)	Of these options, (i) options to purchase 374 shares will become exercisable on September 1, 2010; (ii) options to purchase 421 shares will become exercisable on September 1, 2011; (iii) options to purchase 468 shares will become exercisable on September 1, 2012; and (iv) options to purchase 515 shares will become exercisable on September 1, 2013.

(11)	Of these options, (i) options to purchase 377 shares will become exercisable on November 17, 2010; (ii) options to purchase 431 shares will become exercisable on November 17, 2011; (iii) options to purchase 485 shares will become exercisable on November 17, 2012; (iv) options to purchase 538 shares will become exercisable on November 17, 2013; and (v) options to purchase 593 shares will become exercisable on November 17, 2014.

(12)	Of these options, (i) options to purchase 25,000 shares became exercisable on February 1, 2010; and (ii) options to purchase 25,000 shares will become exercisable on February 1, 2011.

(13)	Of these options, (i) options to purchase 26,667 shares became exercisable on February 2, 2010; (ii) options to purchase 26,666 shares will become exercisable on February 2, 2011; and (iii) options to purchase 26,667 shares will become exercisable on February 2, 2012.

Option Exercises During Fiscal 2009

The following table provides information with respect to stock options exercised, and the value realized upon exercise, by the named executive officers during 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gary C. Kelly	—	—
Laura H. Wright	6,000	$2,718
Ron Ricks	15,926	$7,678
Michael G. Van de Ven	33,770	$15,722
Robert E. Jordan	—	—

(1)	Amounts reflect the difference in the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.

Equity Compensation Plan Information(1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	21,730,107	$14.88	10,312,687
Equity Compensation Plans not Approved by Security Holders	56,953,771	$13.91	9,684,414
Total	78,683,878	$14.18	19,997,101	(3)

(1)	As of December 31, 2009.

(2)	As adjusted for stock splits.

(3)	Of these shares, (i) 2,293,180 shares remained available for issuance under the Company’s 2007 Equity Incentive Plan as a result of option exercises, as well as in settlement of awards of restricted stock and restricted stock units; (ii) 8,019,507 shares remained available for issuance under the Company’s tax-qualified employee stock purchase plan; and (iii) 9,684,414 shares remained available for issuance pursuant to stock option plans that provide for option grants with exercise prices at no less than fair market value of the Company’s common stock on the date of grant and terms of no longer than ten years.

The Company has previously awarded stock options under plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and plans governing Employees not subject to collective bargaining agreements. None of the collective bargaining plans were required to be approved by Shareholders. Options granted to Employees under collective bargaining plans are non-qualified, and are granted at or above the fair market value of the Company’s common stock on the date of grant. Neither executive officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Each of the collective bargaining plans provides that the number of shares with respect to which options may be granted, and the number of shares of common stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

Nonqualified Deferred Compensation in Fiscal 2009

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to amounts (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points, and (ii) the Vanguard Institutional Index Fund. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service, or (ii) the calendar year following the year in which separation from service occurs.

The Company has also established an individual nonqualified deferred compensation arrangement for Mr. Kelly as part of the Company’s employment contract with Mr. Kelly, as discussed above under “Compensation Discussion and Analysis.” Pursuant to this arrangement, the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent annually, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. The deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2009.

		Nonqualified Deferred Compensation for Fiscal 2009
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)(1)		Aggregate Earnings In Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2009
Gary C. Kelly	Employment Contract	—	$8,457	(1)	$16,701	(2)	—	$216,413	(3)(4)
	Excess Benefit Plan	—	—		$1,171	(5)	—	$54,455	(6)
Laura H. Wright	—	—	—		—		—	—
Ron Ricks	Excess Benefit Plan	—	—		$7,633	(5)	—	$36,309	(7)
Michael G. Van de Ven	—	—	—		—		—	—
Robert E. Jordan	Excess Benefit Plan	—	—		$6,470	(5)	—	$30,779	(6)

(1)	All of this amount is also reported for this officer in the “All Other Compensation” column of the Summary Compensation Table for 2009. This amount was earned with respect to fiscal 2009, but will not be contributed to his account until 2010.

(2)	Includes the $6,347 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2009.

(3)	This includes the $8,457 reported as nonqualified deferred compensation contributions earned for 2009, but that will not be contributed to Mr. Kelly’s account until 2010. Mr. Kelly’s actual cash balance at December 31, 2009, was $207,956.

(4)	Of this amount, $121,973 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $3,387 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of his employment contract, Mr. Kelly has the right to terminate his employment contract within 60 days after the occurrence of a change-in-control of the Company. In such event, his employment contract provides for a lump sum severance payment equal to his unpaid base salary for the remaining term of the contract plus $750,000. Mr. Kelly is not entitled to any special compensation or benefits in the event of his termination of employment for any reason other than a change-in-control, with the exception of his termination by the Company on account of a disabling illness resulting from a job-related cause. A disabling illness is defined to include any emotional or mental disorder, physical disease, or injury as a result of which Mr. Kelly is, for a continuous period of 90 days, unable to perform his duties under the employment contract. If Mr. Kelly’s employment is terminated by the Company due to disability resulting from a job-related cause (after an additional 90-day notice period during which he has not recovered), he is entitled to receive regular installments of his base salary in effect at the time of termination of employment for the remainder of the term of the employment contract. The structure of these provisions is the same basic structure as has been used by the Company since 1982, and the $750,000 lump sum amount has been in place since 1988. The change-in-control provision for Mr. Kelly is intended to assure that, should the Company receive proposals from third parties with respect to its future, Mr. Kelly can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate. For purposes of Mr. Kelly’s agreement, as well as the Executive Service Recognition Plan Executive Employment Agreements discussed below, a change-in-control is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election.

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”) to permit the Company to continue to attract and retain well-qualified executive and key personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change-in-control of the Company. The Company has entered into executive change-in-control agreements with Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan. Mr. Kelly has not entered into an executive change-in-control agreement because of the provisions contained in his employment contract. The terms of the agreements with Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan would be invoked only in the event of a change-in-control, and these executives are not entitled to any special compensation or benefits in the event of termination of employment for any reason other than a termination of employment subsequent to a change-in-control. Under the terms of these agreements, Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan must remain in the employment of the Company for one year after the occurrence of a change-in-control (the “Employment Year”). In such event, they would be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control occurs. If, during the Employment Year, the executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a prorated bonus, which would be based on the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination;

(b)	the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

“Good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control or a failure of the Company to abide by the provisions of the executive’s agreement.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time due to disability occurring for any reason other than as a result of a job-related cause ($)	Termination by the Company due to disability occurring as a result of a job-related cause ($)	Termination by the Company at any time for cause ($)	Change of control ($)	Voluntary termination by the executive within 60 days after a change-in -control ($)	Termination after a change in control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause or disability ($)
Gary C. Kelly	—	$503,750	—	—	$1,253,750	—
Laura H. Wright	—	—	—	—	—	$709,000
Ron Ricks	—	—	—	—	—	$1,050,000
Michael G. Van de Ven	—	—	—	—	—	$965,000
Robert E. Jordan	—	—	—	—	—	$880,000

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	$702,000
Laura H. Wright	$327,600
Ron Ricks	$421,200
Michael G. Van de Ven	$421,200
Robert E. Jordan	$374,400

(1)	Assumes the triggering event took place on December 31, 2009, and reflects the aggregate market value of unvested options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $11.43 (the closing price of the Company’s common stock on December 31, 2009) and the exercise price of the options by (ii) the number of shares underlying unvested options at December 31, 2009.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and/or their employment contracts (as applicable), each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2009.” In the event of the death of any of the named executive officers, they would receive $100,000 of life insurance payments pursuant to additional life insurance premiums paid by the Company for officers of the Company.

COMPENSATION OF DIRECTORS

Fiscal 2009 Director Compensation

The following table provides information with respect to compensation earned by the Directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
David W. Biegler	$111,760		$6,930	—	$4,353	(3)	$123,043
Douglas H. Brooks(4)	—		—	—	—		—
Louis E. Caldera	$5,661	(5)	—	—	$71,039	(6)	$76,700
C. Webb Crockett	$66,225		$6,930	—	$3,562	(3)	$76,717
William H. Cunningham	$118,875		$6,930	—	$3,958	(3)	$129,763
John G. Denison	$68,914		—	—	$226	(3)	$69,140
Travis C. Johnson	$77,060		$6,930	—	$3,166	(3)	$87,156
Nancy B. Loeffler	$48,115		$6,930	—	$792	(3)	$55,837
John T. Montford	$126,100		$6,930	—	$6,502	(3)	$139,532
Daniel D. Villanueva	$60,920		—	—	$2,375	(3)	$63,295

(1)	Stock awards were granted pursuant to the Company’s Outside Director Incentive Plan. In accordance with the terms of such plan, Messrs. Brooks, Caldera, Denison, and Villanueva were not eligible to receive grants during 2009. Each of the Directors who were eligible to receive grants received 1,000 performance shares in May 2009. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the performance shares were issued multiplied by $6.93, which was the closing price on the date of grant. The aggregate number of performance shares outstanding at December 31, 2009, for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Mr. Brooks — 0; Mr. Caldera — 0; Mr. Crockett — 6,750; Dr. Cunningham — 6,750; Mr. Denison — 0; Mr. Johnson — 6,750; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Villanueva — 0. Performance shares were the only type of stock award held by these Directors at fiscal year-end.

(2)	None of the Directors received option awards during 2009. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Mr. Brooks — 0; Mr. Caldera – 0; Mr. Crockett — 0; Dr. Cunningham — 15,000; Mr. Denison — 10,000; Mr. Johnson — 0; Ms. Loeffler — 10,000; Mr. Montford — 10,000; Mr. Villanueva — 10,000.

(3)	Consists of reimbursement for taxes on flight benefits.

(4)	Mr. Brooks was appointed to the Board of Directors, effective February 15, 2010, and therefore did not receive any compensation for 2009.

(5)	Mr. Caldera resigned from the Board effective January 15, 2009. His cash fees represent a prorated portion of his retainer payment that was paid in May 2008 for the period from May 2008 to May 2009.

(6)	Consists of (i) a retirement payment of $35,000 pursuant to the Company’s Severance Plan for Directors discussed below, (ii) a payout of $35,474 under the Company’s Outside Director Incentive Plan discussed below; and (iii) reimbursement for taxes on flight benefits of $565.

Directors’ retainer fees are paid on an annual basis in May of each year. The Board retainer fees paid for each of the 12-month periods ending May 2009 and May 2010 were $14,760. In addition, Board members received $3,780 for attendance at each meeting of the Board of Directors during 2009 and $1,890 for meetings attended telephonically. Committee members, other than Executive and Special Committee members, received $1,970 for attendance at each Committee meeting during 2009 and $985 for Committee meetings attended telephonically. Non-Employee members of the Executive Committee received a $7,200 retainer for their services on such Committee for each of the 12-month periods ending May 2009 and May 2010. Members of the Special Committee received a fee of $3,780 for each in-person meeting, deposition, or trial preparation during 2009 and a fee of $1,970 for meetings attended telephonically. The Chair of the Audit Committee received an annual retainer fee of $9,650 for his service as Chair of such Committee for each of the 12-month periods ending May 2009 and May 2010. The Chairs of the Compensation, Nominating and Corporate Governance, and Executive Committees received an annual retainer fee of $5,000 for their service as Chairs of such Committees for each of the 12-month periods ending May 2009 and May 2010. In addition, the Chair of the Safety and Compliance Oversight Committee received a pro rated portion of a $5,000 annual retainer fee for his service as Chair of such Committee for the period ending May 2010. The Presiding Director received an annual retainer fee of $10,000 for his services for each of the 12-month periods ending May 2009 and May 2010. The Company also provides free travel on Southwest Airlines for Board members and their spouses, children, and spouses of their children. In addition, Board members are provided up to 20 passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis (e.g., for charitable purposes). Board members receive reimbursements for taxes on their flight benefits.

Southwest Airlines Co. Outside Director Incentive Plan. The Board adopted the Southwest Airlines Co. Outside Director Incentive Plan in 2001 for the purpose of aligning more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. Pursuant to the plan, on the date of each Annual Meeting of Shareholders, each non-Employee Director who has served as a Director since the prior year’s Annual Meeting of Shareholders receives an automatic grant of 1,000 performance shares. On the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director. In March 2010, the Board approved the termination of this plan for purposes of future grants. All outstanding grants will remain in effect in accordance with the terms of the plan.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2009. In addition, we have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

Travis C. Johnson

PROPOSAL 2

APPROVAL OF THE SOUTHWEST AIRLINES CO. AMENDED AND RESTATED

2007 EQUITY INCENTIVE PLAN

The Southwest Airlines Co. 2007 Equity Incentive Plan was originally approved by the Board of Directors on March 15, 2007 and by the Company’s Shareholders on May 16, 2007. The Board of Directors approved the Amended and Restated 2007 Equity Incentive Plan (the “Plan”) on March 18, 2010, subject to approval by the Company’s Shareholders. If approved by the Shareholders at the Annual Meeting, the Plan will become effective immediately. The following summary of the Plan should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Plan

Types of Awards

The Plan provides for grants of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares (each, an “award”), the terms and conditions of which are described in more detail below. The Plan has been designed to allow for awards to satisfy the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code (the “Section 162(m) Exception”).

Eligibility

Any Employee, non-Employee Director, or advisor of the Company or its affiliates is eligible to participate in the Plan; however, only Employees are eligible to receive incentive stock options. As of March 31, 2010, approximately 246 Employees and four non-Employee Directors were participating in the existing plan.

Shares Available for Issuance

The maximum number of shares of common stock that may be issued under the Plan with respect to all types of awards in the aggregate may not exceed 18 million (the “Plan Limit”), which is an increase of 12 million over the 6 million shares previously reserved for issuance under the Plan. No award may be granted under the Plan if the number of shares of common stock to be delivered in connection with such award exceeds the number of shares of common stock remaining available under the Plan minus the number of shares of common stock issuable in settlement of, or relating to, then-outstanding awards. To the extent all or a portion of an award under the Plan (a) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (b) in the case of restricted stock, is forfeited, the shares of common stock subject to the award will again be available for awards under the Plan, except that if any such shares of common stock could not again be available for awards to a particular participant under any applicable law or regulation, the shares will be available exclusively for awards to participants who are not subject to such limitation. In addition, (i) subject to the Plan’s prohibition of repricing of stock options and stock appreciation rights, awards granted on the condition precedent of surrender of outstanding awards will not count against the Plan limits until such time as the previous awards are surrendered and cancelled; and (ii) to the extent awards are granted under the Plan in substitution for awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any affiliate, any shares of common stock underlying such substitute awards will not be counted against the Plan limits, so long as the grant of the substitute awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. The maximum number of shares of common stock with respect to which stock options, stock appreciation rights, and any other types of awards designed to satisfy the Section 162(m) Exception may be granted in the aggregate to any participant during any calendar year may not exceed 1 million (regardless of whether settled in cash or shares of common stock). In addition, the maximum number of shares of common stock with respect to which unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee Directors may be granted during the term of the Plan may not exceed 5 percent of the Plan Limit. The share limits set forth in this paragraph are subject to adjustment, as discussed below under “Adjustments.” As of the date of this Proxy Statement, only stock options have been granted under the existing plan. As of March 31, 2010, options to purchase 3,489,015 shares of common stock were outstanding, and 2,297,012 shares remained available for issuance under the existing plan. Unless earlier terminated by action of the Board, awards may be granted through March 17, 2020.

Administration

The Plan must be administered by the Board or by a committee appointed by the Board consisting of at least two members of the Board. The Board or committee, as applicable, will be referred to as the “committee.” With respect to any award that is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the committee must consist of at least such number of Directors as is required from time to time by such rule, and each committee member must satisfy the qualification requirements of such rule. With respect to any award that is intended to satisfy the Section 162(m) Exception, the committee must consist of at least such number of Directors as is required from time to time to satisfy such exception, and each committee member must satisfy the qualification requirements of the exception. To the extent required under the rules of any stock exchange or automated quotation system on which the Company’s common stock is listed for trading or is quoted, each member of the committee must satisfy any “independence” requirements of such exchange or quotation system. The failure of any committee member to meet the qualification requirements of Rule 16b-3 or the Section 162(m) Exception will not invalidate any actions taken or awards granted by the committee. Subject to certain limitations, including any limitations set forth in the Texas Business Organizations Code, the committee may delegate some or all of its authority under the Plan to one or more members of the committee or to one or more officers of the Company.

The committee will have the power to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted awards, and no awards may be granted under the Plan after March 17, 2020.

Stock Options

A stock option is a right to purchase shares of common stock at a time and price established by the committee. Stock options granted under the Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, as determined by the committee. Subject to the express terms of the Plan, the committee has the power to determine the number and kind of stock options granted, the exercise price for the stock options, the vesting schedule applicable to the stock options (including any performance goals, if applicable), the term of the stock options, and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock option may have a term of longer than ten years (five years in the case of an incentive stock option granted to a 10 percent Shareholder), and (ii) the per share exercise price of any stock option cannot be less than 100% of the fair market value of a share of common stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a 10 percent Shareholder, as calculated pursuant to the rules of the Internal Revenue Code). The closing price of a share of the Company’s common stock on March 31, 2010, was $13.22.

Unless limited by the committee, the exercise price for an option may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of common stock; (iii) through a cashless exercise; or (iv) in any other manner permitted by the committee.

In the event of the termination of a Plan participant’s service with the Company, any of the participant’s stock options that have not vested as of the date of termination will automatically become null and void on the date of termination. The vested portion of the participant’s outstanding stock options will become null and void on the date that is earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock option agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock option.

Restricted Stock, Restricted Stock Units, and Unrestricted Shares

Restricted stock is an award of shares of common stock that is granted subject to forfeiture based on terms and conditions that are established by the committee. A restricted stock unit is a right to receive in the future, in the discretion of the committee, (i) shares of common stock, (ii) cash equal to the fair market value of shares of common stock, or (iii) a combination of shares of common stock and cash. Restricted stock and restricted stock units granted under the Plan will be subject to a vesting schedule, which may include specified performance goals or other criteria that the committee determines must be satisfied in order to remove any restrictions with respect to such award; provided that (i) in no event may restricted stock or restricted stock units with a vesting schedule based on the passing of time have (or be accelerated to have) a vesting schedule of less than three years from the date of grant and no more than 33 1/3 percent of any such award may vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event may restricted stock or restricted stock units with a vesting schedule based on the achievement of a performance measure vest (or be accelerated to vest) in under one year from the date of grant. Unless otherwise determined by the committee, in the event of the termination of a Plan participant’s service with the Company, any of the participant’s restricted stock or restricted stock units that have not vested as of the date of termination will be forfeited. Shares of restricted stock will be registered in the participant’s name or otherwise credited to the participant as of the date of grant, but will remain held by the Company for the account of the participant (and will not be transferable) until they have vested; however, a holder of restricted stock will have the right (to the extent applicable) to vote and to receive dividends or other distributions made or paid with respect to shares of common stock generally. A holder of restricted stock units will not have these rights until the units have vested and only if the units are settled in stock.

The committee may also grant awards of unrestricted shares of common stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

Stock Appreciation Rights

A stock appreciation right is a right to receive, in the discretion of the committee, a payment in cash or shares of common stock equal to the excess of the fair market value of a specified number of shares of common stock on the date the right is exercised over a specified exercise price. Stock appreciation rights may be granted in tandem with stock options (a “tandem stock appreciation right”) or not in tandem with stock options (a “stand-along stock appreciation right”). The committee has the power to determine the number and kind of stock appreciation rights granted, the exercise price of the stock appreciation rights, the period during which they can be exercised, any vesting schedule applicable to such stock appreciation rights (including any applicable performance goals), and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock appreciation right may have a term of longer than ten years, and (ii) the per share exercise price of any stock appreciation right cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Payment for stock appreciation rights may be made in shares of common stock, cash equal to the fair market value of the shares of common stock subject to the stock appreciation rights, or a combination of cash and shares.

A tandem stock appreciation right will be subject to the same terms and conditions as the related stock option and will be exercisable only at such times and to such extent as the related stock option is exercisable. Each tandem stock appreciation right entitles the holder to exercise the related stock option with respect to all or a portion of the vested shares underlying the stock option, or to exercise the stock appreciation right by surrendering to the Company all or a portion of the related stock option (to the extent vested), in which case the holder will be entitled to receive an amount equal to the excess of the fair market value of the shares of common stock underlying the surrendered portion of the stock option over the aggregate stock option exercise price for such shares. The exercise of a tandem stock appreciation right will cause the immediate and automatic cancellation of its related stock option with respect to the number of shares underlying the surrendered portion of the stock option. Likewise, the exercise of the related stock option will cause the immediate and automatic cancellation of the tandem stock appreciation right with respect to the number of shares underlying the surrendered portion of the stock appreciation right.

In the event of the termination of a Plan participant’s service with the Company, any of the participant’s stock appreciation rights that have not vested as of the date of termination will automatically become null and void on the date of termination. The vested portion of the participant’s outstanding stock appreciation rights will become null and void on the date that is earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock appreciation rights agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock appreciation rights.

Phantom Shares

A phantom share is a right granted to a participant to receive cash or shares of common stock equal to the fair market value or the appreciation in the fair market value of a share of common stock. The Plan empowers the committee to determine (i) the valuation date(s) on which (or over which) the value of a phantom share award will be measured and fixed; (ii) the number of phantom shares with respect to which the value is to be calculated; (iii) any vesting schedule applicable to the phantom shares, including any applicable performance goals; (iv) the effect of termination of service on a participant’s rights with respect to the phantom shares; (v) the payment date(s) applicable to the phantom shares; and (vi) any other terms the committee deems appropriate.

Performance Goals

The committee may condition the grant, vesting, and/or exercisability of any award upon the attainment of one or more performance targets related to one or more performance measures over a performance period. Awards that are not intended to satisfy the performance-based compensation exception to the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the committee shall determine. Awards that are intended to satisfy the Section 162(m) Exception based on the satisfaction of one or more performance measures must be conditioned on specified levels of one or more of the following: (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on an “non-GAAP basis”; (8) the price of a share of the Company’s common stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on a “non-GAAP basis” is a measure that is adjusted (to the extent consistent with the Section 162(m) Exception) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Accounting Standards Codification Topic 815 (previously issued as Statement of Financial Accounting Standards No. 133, Accounting for

Derivative Instruments and Hedging Activities, as amended); (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

A performance target must be established no later than ninety days after the beginning of the applicable performance period, and (i) the performance target must be substantially uncertain at such time and (ii) no more than 25% of the overall performance period can have elapsed by such time. The committee may adjust performance measures for specified significant extraordinary items or events, to the extent consistent with the Section 162(m) Exception.

Prior to the payment of any award that has been conditioned upon achievement of a performance measure that is intended to qualify for the Section 162(m) Exception, the committee must certify whether the performance target(s) have been achieved. The committee will have the discretion to reduce any award.

Adjustments

In the event of a subdivision or consolidation of shares of the Company’s common stock or the payment of a stock dividend on the common stock without receipt of consideration by the Company, (i) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of an increase in the number of outstanding shares, be proportionately increased, and the exercise price per share (if applicable) will be proportionately reduced; and (ii) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the exercise price per share (if applicable) will be proportionately increased. In the event of any such change in the outstanding common stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the committee.

In the event the Company recapitalizes or otherwise changes its capital structure, the number and class of shares of common stock covered by an outstanding award will be adjusted so that such award will thereafter cover the number and class of shares of stock and securities to which a participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the participant had been the holder of record of the number of shares of common stock then covered by such award. If the Company is not to be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new awards for awards then outstanding under the Plan, (i) all unvested options then outstanding will be accelerated and will become exercisable in full, and all restrictions and/or performance measures with respect to any award will be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date, awards will expire.

Transfer Restrictions

The rights of a participant with respect to any award will not be transferable by the participant other than by will or the laws of descent or distribution.

Amendment and Termination

The Board in its discretion may amend or terminate the Plan at any time; provided that no change in the Plan may generally be made that would impair the rights of a participant with respect to an award theretofore granted without the consent of the Participant; and provided, further, that no amendment may be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the common stock is listed for trading or quoted.

Summary of Certain Federal Income Tax Consequences

The following discussion is intended as a general summary of the federal income tax consequences associated with the grant and exercise of stock options. Section 409A of the Internal Revenue Code imposes additional taxes on deferred compensation that does not comply with the requirements of such section; however, awards granted under the Plan are intended to either be exempt from or to comply with the limitations and restrictions of section 409A of the Internal Revenue Code. This summary does not purport to be complete and does not address any applicable state or local tax law.

Non-Qualified Stock Options

In general, no taxable income is realized by a participant upon the grant of a non-qualified stock option, and no deduction is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be includable in the gross income of the participant as ordinary income. The amount includable in the gross income of the participant will also be deductible by the Company. The tax basis of shares acquired by a participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the tax basis of the shares generally will be treated as a capital gain; if the amount realized is less than such tax basis, the difference will be treated as a capital loss. Any capital gain or capital loss will be long-term or short-term, depending on whether the shares have been held for more than one year; the holding period commences upon exercise of the non-qualified stock option. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant and no deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and at least two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon a subsequent sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares acquired upon exercise of an incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the excess of the fair market value of the shares on the date of exercise over the incentive stock option exercise price (or, if less, the excess of the amount realized on the disposition over the tax basis of the shares); any further gain, or any loss, from such disposition will be taxable as a long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

The excess of the fair market value (at the time of exercise) of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the shares for purposes of computing alternative minimum taxable income on a subsequent sale of the shares.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The ability of the Company to obtain a deduction for future payments under the Plan could also be limited by the golden parachute payment rules of section 280G of the Internal Revenue Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, the ability of the Company to obtain a deduction for amounts paid under the Plan could be limited by Section 162(m) of the Internal Revenue Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly-traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the committee and described in greater detail above. Although the Plan has been drafted to satisfy the requirements for the Section 162(m) Exception, the Company may determine that it is in its best interests not to satisfy the requirements for the Section 162(m) Exception with respect to particular awards.

Prior Issuances of Options under the Plan

Stock options are the only type of award that has been granted under the existing plan. The following table sets forth certain information regarding the number of shares subject to options received under the existing plan since inception by (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current Directors who are not executive officers as a group, (iv) each nominee for election as a Director, (v) each associate of any of the executive officers, Directors, and Director nominees; (vi) each other person who has received five percent or more of such options; and (vii) all Employees, including current officers who are not executive officers, as a group.

Name	Number of Shares
Gary C. Kelly	450,000
Chairman of the Board, President, Chief Executive Officer, and Director Nominee*
Laura H. Wright	135,000
Senior Vice President Finance & Chief Financial Officer
Ron Ricks	170,000
Executive Vice President Corporate Services & Corporate Secretary
Michael G. Van de Ven	165,000
Executive Vice President & Chief Operating Officer
Robert E. Jordan	145,000
Executive Vice President Strategy & Planning
David W. Biegler	8,000
Director Nominee
Douglas H. Brooks	10,000
Director Nominee
William H. Cunningham	—
Director Nominee
John G. Denison	10,000
Director Nominee
Travis C. Johnson	—
Director Nominee

Name	Number of Shares
Nancy B. Loeffler	—
Director Nominee
John T. Montford	—
Director Nominee
Daniel D. Villanueva	10,000
Director Nominee
All current executive officers as a group	1,170,000
All current Directors who are not executive officers as a group	38,000
Each associate of the above individuals	—
All Employees, including all current officers who are not executive officers or Directors as a group	3,731,100

*	Represents more than five percent of the options granted under the existing plan.

The benefits or amounts that will be received by or allocated to individuals in the future under the Plan are not determinable at this time.

Purposes of the Amendments

The material differences between the Amended and Restated 2007 Equity Incentive Plan and the existing plan are summarized below. Appendix B reflects certain other amendments to the existing plan that have been unanimously approved by the Board of Directors, none of which require the approval of the Company’s Shareholders. Shareholders should, however, carefully review Appendix B in its entirety.

•	Duration of the Plan. Awards may be granted under the Plan through March 17, 2020, while the existing plan would permit awards to be granted through March 14, 2017.

•	Shares Reserved for Issuance under the Plan. The Plan provides for a maximum of 18 million shares to be issued pursuant to awards under the Plan, while the existing plan limit is 6 million shares.

•

Limit on Individual Grants. The Plan provides that the maximum number of shares of common stock with respect to which stock options, stock appreciation rights, and any other types of awards designed to satisfy the Section 162(m) Exception may be granted in the aggregate to any participant during any calendar year may not exceed 1 million (regardless of whether settled in cash or shares of common stock). The existing plan provides for a limit of 450,000 shares that may be subject to awards to any individual over the term of the plan.

•

Types of Awards. The Plan provides for the grant of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares. The existing plan does not provide for grants of unrestricted shares of common stock, stock appreciation rights, or phantom shares.

•	Eligibility. The Plan provides for grants to Employees, non-Employee Directors, and advisors. The existing plan does not allow for grants to advisors.

•

Director Grants. The Plan provides for discretionary grants to non-Employee Directors, while the existing plan provides for a one-time formula grant to new Directors, in addition to discretionary grants.

•

Settlement of Restricted Stock Units. The Plan allows for restricted stock units to be settled in cash or shares of common stock, while the existing plan only allows for settlement in shares of common stock.

•

Grants Outside of the United States. The Plan provides the Compensation Committee with discretion to grant awards to participants outside of the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Compensation Committee, be necessary or desirable to further the purposes of the Plan. The existing plan does not address grants to international participants.

The Board of Directors believes these amendments are advisable and in the best interests of the Company and its Shareholders, as the increase in shares reserved for issuance under the Plan is necessary to enable the Compensation Committee’s use of equity to (i) directly align a portion of senior management’s compensation with the interests of Shareholders and (ii) implement a long-term, phased approach for improving the competitiveness and retention value of the Company’s compensation program. In addition, the inclusion in the Plan of new types of equity vehicles will provide the Compensation Committee with additional flexibility to determine appropriate compensation designs.

If the Plan as proposed is not approved by Shareholders no awards will be granted to any persons with respect to the additional Plan shares submitted for approval, and the requested shares will not be added to the Plan. If not approved, eligible persons will continue to be eligible to receive awards with respect to the Plan in effect prior to its amendment and restatement. Because the proposed amendment will increase the number of shares of common stock that may be issued to non-Employee Directors and executive officers of the Company, each of the non-Employee Directors and executive officers of the Company has an interest in, and may benefit from, the approval of the Plan.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2010. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2009 and 2008:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total Fees
2009	$1,733,167	$214,850	$49,440	$2,143	$1,999,600
2008	$1,400,300	$195,000	$48,391	$6,000	$1,649,691

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Reports on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes fees for audits of benefit plans.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for other products and services.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this proxy statement as Appendix A. All of the services rendered by the independent auditors during 2009 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

SHAREHOLDER ACTION BY WRITTEN CONSENT

(PROPOSAL 4)

The Company has been notified by Mr. John Chevedden that he intends to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

4 — Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the fullest extent permitted by law.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on a shareholder right to act by written consent are considered takeover defenses because they may impede the ability of a bidder to complete a profitable transaction for us or to obtain control of the board – which could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

Our board was the only significant directorship for seven of our nine directors. This could indicate a significant lack of current transferable director experience for the vast majority of our directors. Contrast this with William Cunningham, who was burdened with five directorships, and was then assigned the additional tasks of being our Lead Director and a member of our audit committee. Plus Mr. Cunningham served on these boards rated “D” or “F” by the Corporate Library, an independent investment research firm: Hayes Lemmerz (HAYZ.PK), Introgen Therapeutics (INGNQ.PK) and LIN TV (TVL).

Travis Johnson had 31-years of long tenure (independence concern) and yet served on two key board committees including our nomination committee where he and Webb Crockett (15-years long-tenure) were 50% of the membership. Plus Mr. Crockett received a dismal 53% in withheld votes. In fact seven of our directors each received from 38% to 53% in our withheld votes in 2009.

Webb Crockett had a business relationship with Fennemore Craig, a law firm that performs services for Southwest Airlines. Directors Daniel Villanueva and John Denison owned zero shares — commitment concern.

We had no shareholder right to vote on executive pay, cumulative voting or an independent board chairman. Shareholder proposals to address all or some of these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent — Yes on 4.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

Under Texas law, the Company’s Shareholders may act by unanimous written consent. Applicable Texas law also provides that shareholders of a Texas corporation may act by less than unanimous written consent if authorized in the corporation’s certificate of formation. The Company’s charter does not authorize action by less than unanimous written consent. Therefore, Shareholders are currently permitted to act only by unanimous written consent or by the required vote at a Shareholder meeting. The Proponent is advocating in this proposal that Shareholders be given the right to act by the written consent of a majority of the Company’s outstanding shares, though the Board is unclear what other actions the Proponent might be advocating by use of the phrase “to the fullest extent permitted by law.” In any event, the Board of Directors believes that adoption of such proposal is not in the best interests of the Company or its Shareholders.

The Board believes that permitting Shareholders to act by the written consent of a majority of the Company’s outstanding shares would undermine Shareholder democracy and could disenfranchise many Shareholders by enabling one or more substantial Shareholders to take a corporate action without action by, or even notice to, other Shareholders. The current requirement that Shareholder action by written consent be made on a unanimous basis helps prevent one or more substantial Shareholders from taking corporate action without the participation of other Shareholders. There are currently more than 10,000 holders of record of the Company’s common stock. The Board believes that each of these Shareholders should have the opportunity to consider and vote on proposed Shareholder actions. As discussed above, any Shareholder wishing to take action may do so through the written consent of all Shareholders or by the required vote at a duly convened meeting of Shareholders. In this way, the Board and all other Shareholders have sufficient notice, time, and information to determine whether the proposed action is in the best interests of the Company.

The Board believes that in addition to ensuring that all shareholders have an opportunity to consider in advance any action to be taken by shareholders, the Texas legislature adopted a default standard requiring that shareholder written consent be unanimous in an effort to alleviate the burdens on company resources that shareholder action by less than unanimous written consent may impose. Allowing the Company’s Shareholders to act by less than unanimous written consent could leave the Company exposed to numerous attempts at Shareholder action by written consent that may be of little or no benefit to the Company and that are a significant encumbrance on the Company’s resources as well as on the time and attention of its Employees, which resources would be better spent developing and growing the Company’s business.

The Board also believes that adoption of the proposal could have the effect of making a hostile takeover of the Company and similar disruptive transactions more likely. In the takeover context, if Shareholders are permitted to act by the written consent of a majority of the Company’s outstanding shares, substantial Shareholders could act on takeover bids without consulting minority Shareholders. As part of a hostile takeover attempt, bidders often attempt to force a response by the target company through threats or attempts to secure shareholder action without a meeting, which may not provide the board of directors of the target company with a reasonable opportunity to consider whether the hostile bid or shareholder proposal is in the best interests of the shareholders of the target company. Requiring any Shareholder action to be taken only at a duly called annual or special meeting of Shareholders or by unanimous written consent reduces the Company’s vulnerability to such tactics and increases the likelihood that appropriate takeover bids for the Company can be considered in a deliberate, proper, and fully informed manner. The Board believes that this deliberative process is more likely to result in a fully-priced offer for the Company in which all Shareholders receive equal treatment.

Furthermore, requiring Shareholder action by written consent to continue to be unanimous will not prevent the Company from implementing governance provisions that are particularly significant to Shareholders, and the Board has historically responded to Shareholder initiatives in these areas. For example, (i) in 2004, the Board terminated the Company’s Shareholder rights plan; (ii) in 2005, the Board amended the Company’s bylaws to eliminate a classified Board structure; (iii) in 2007, the Board approved the removal of certain supermajority voting provisions in the Company’s charter and bylaws; and (iv) in 2009, the Board amended the Company’s bylaws to change the vote standard for the election of Directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast.

In the exercise of their fiduciary duties under Texas law, the Directors will continue to evaluate evolving governance standards and practices and will consider whether additional changes should be made to the Company’s current policies and practices. The Board believes, however, that permitting Shareholders to act by the written consent of a majority of the Company’s outstanding shares is not in the Company’s or its Shareholders’ best interests.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal. It should be noted, however, that adoption of this proposal would not by itself give Shareholders the right to action by less than unanimous written consent. Under Texas law, the Board has to recommend further action by the Shareholders to amend the Company’s charter to give Shareholders the right to take action by less than unanimous written consent.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s proxy statement to be properly and timely submitted as business to come before the Company’s 2011 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2011 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal before March 20, 2011, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2011 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than December  17, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Householding

In some cases, only one copy of the Company’s proxy statement and annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this proxy statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. In addition, the Company has hired Georgeson Inc. to distribute and solicit proxies for a fee of $16,000 plus expenses.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6FC, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 16, 2010

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)

The Accompanying Notice of Annual Meeting of Shareholders and proxy statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing account, as well as any shares you may own in your own name.

Under the Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 17, 2010.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX B

SOUTHWEST AIRLINES CO.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

I. PURPOSE

The purpose of the SOUTHWEST AIRLINES CO. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN is to benefit and advance the interests of the Company and its shareholders by (i) attracting and retaining highly-qualified key Employees, Directors, and Advisors for the Company and its Affiliates; (ii) providing additional incentives to such individuals to contribute to the long-term success of the Company; and (iii) further aligning the interests of such individuals with those of the Company’s shareholders.

This plan amends and restates the Southwest Airlines Co. 2007 Equity Incentive Plan, which first became effective on May 16, 2007. To the extent permitted by applicable laws, rules, or regulations, including the rules of any stock exchange or automated quotation system upon which the Company’s Common Stock is listed or quoted, the Committee shall have the power, in its sole discretion, to apply any or all of the amendments effected hereby to outstanding Awards previously granted hereunder.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Advisor” means any natural person performing advisory or consulting services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant an Award under the Plan; provided that (i) bona fide services must be rendered by such person; and (ii) such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(d) “Award” means any grant of Options, Restricted Stock Awards, Restricted Stock Units, unrestricted shares of Common Stock, Stock Appreciation Rights, Phantom Shares, or any combination of any of the above granted under the Plan, whether or not granted as a Performance Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules and regulations promulgated thereunder.

(g) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XIII of the Plan.

(i) “Company” means Southwest Airlines Co., a Texas corporation.

(j) “Deductible Stock Awards” means (i) Options, (ii) Stock Appreciation Rights, and (iii) any other types of Awards designed to satisfy the Section 162(m) Exception.

(k) “Director” means an individual who is a member of the Board.

(l) “Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of a share of Common Stock on a given date means, unless otherwise determined by the Committee, the closing price of a share of Common Stock as reported by the primary national securities exchange on which such stock is listed. If no sale shall have been made on that day, unless otherwise determined by the Committee, fair market value will be determined by reference to the last preceding date on which the price of the Common Stock is reported by such exchange. In the event the Common Stock is no longer listed for trading on a national securities exchange, the Committee may designate such other market or source of data as it deems appropriate for determining such value for purposes of the Plan. Notwithstanding anything to the contrary in the foregoing, the fair market value for purposes of grants under the Plan shall be determined in a manner consistent with avoiding adverse tax consequences under Section 409A.

(o) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(p) “Plan Limit” has the meaning section forth in Section V of the Plan.

(q) “Non-Employee Director” means of member of the Board who is not an Employee of the Company or any of its Affiliates.

(r) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(s) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(t) “Participant” means an Employee, Director, or Advisor to whom an Award has been granted under the Plan.

(u) “Performance Award” means an Award granted to a Participant that is conditioned in some manner upon the achievement of one or more of the performance measures described in Section XII of the Plan.

(v) “Phantom Share” means a right granted to a Participant pursuant to Section XI of the Plan to receive, in the discretion of the Committee, cash or shares of Common Stock equal to the Fair Market Value or the appreciation in the Fair Market Value of a share of Common Stock, which grant is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(w) “Plan” means the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

(x) “Plan Term” has the meaning set forth in Section III of the Plan.

(y) ”Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(z) ”Restricted Stock Unit” means a right granted pursuant to Section IX of the Plan to receive in the future, in the discretion of the Committee, (a) a share of Common Stock; (b) a cash payment equal to the Fair Market Value of a share of Common Stock; or (c) a combination of Common Stock and cash, which Award is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(bb) “Section 162(m)” means Section 162(m) of the Code.

(cc) “Section 162(m) Exception” means the exception under Section 162(m) for “qualified performance-based compensation.”

(dd) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(ee) “Service” means a Participant’s employment or service with the Company or any Affiliate of the Company, whether in the capacity of an Employee, a Director, or an Advisor. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or any Affiliate or because of a change in entity for which services are performed; provided, however, to the extent necessary to comply with the provisions of Section 409A, a termination of Service shall mean a “separation from service” within the meaning of Section 409A.

(ff) “Stand-Alone Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

(gg) “Stock Appreciation Right” means a right granted pursuant to Section X of the Plan to receive, in the discretion of the Committee, a payment in cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified exercise price, as determined in accordance with Section X of the Plan and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Stock Appreciation Rights may be Tandem Stock Appreciation Rights or Stand-Alone Stock Appreciation Rights.

(hh) “Subsidiary” means a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code; provided that, with respect to Awards other than Incentive Stock Options, the term “Subsidiary” shall also be deemed to include a partnership, limited liability company, or other entity in which the Company controls, directly or indirectly, a majority of the voting power or equity interests.

(ii) “Substitute Award” means an Award granted pursuant to Section XIII(d) of the Plan.

(jj) “Tandem Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan originally became effective on May 16, 2007. As amended and restated, the Plan shall become effective upon the date of its approval by the shareholders of the Company. No Awards may be granted under the Plan after March 17, 2020 (the “Plan Term”). Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of the Awards.

IV. ADMINISTRATION

(a) Composition of the Committee. The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule; (ii) with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such committee shall consist of at least such number of Directors as is required from time to time to satisfy the Section 162(m) Exception, and each such committee member shall satisfy the qualification requirements of such exception; and (iii) to the extent required under the rules of any stock exchange or automated quotation system on which the Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clauses (i) and/or (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Organizations Code, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine (i) the recipients of Awards; (ii) the timing of Awards; (iii) the types of Awards to be granted; (iv) the number of shares or cash amounts payable in connection with Awards; and (v) the terms, conditions, restrictions, and/or limitations applicable to each Award in accordance with the terms of the Plan. To the extent the Committee determines that restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside of the United States, the Committee will have the authority and discretion to grant Awards to Employees, Directors, and Advisors outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

Subject to the express provisions of the Plan, and to the maximum extent permitted by law, the Committee shall also have the power (i) to interpret the Plan and the Agreements issued pursuant to the Plan; (ii) to establish, amend, and rescind any rules and regulations relating to the Plan; and (iii) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Subject to the express provisions of the Plan (e.g., relating to repricing and minimum vesting requirements), the Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. Notwithstanding the foregoing, subject to the limitations of applicable law, the Committee may amend the terms of any Award without the affected Participant’s consent if necessary to comply with any law, regulation, judicial decision, accounting standards, regulatory guidance, or other legal requirement, or to comply with Section 409A. All decisions, determinations, and interpretations of the Committee regarding the Plan and its administration shall be final and binding.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, the Section 162(m) Exception, Section 409A, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

(c) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Agreements as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

V. SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section XIII of the Plan (“Recapitalization or Reorganization”), the maximum number of shares of Common Stock that may be issued under the Plan (the “Plan Limit”) with respect to all types of Awards in the aggregate shall not exceed 18 million (including the 6 million shares originally authorized for issuance under the Plan). Subject to the remaining provisions of this Section V, no Award may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available under the Plan minus the number of shares of Common Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent all or a portion of an Award under the Plan (a) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (b) in the case of Restricted Stock, is forfeited, the shares of Common Stock subject to the Award will again be available for Awards under the Plan, except that if any such shares of Common Stock could not again be available for Awards to a particular Participant under any applicable law or regulation, the shares will be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XIII of the Plan, (i) the maximum number of shares of Common Stock with respect to which Deductible Stock Awards may be granted in the aggregate to any Participant during any calendar year may not exceed 1 million (regardless of whether settled in cash or shares of Common Stock); and (ii) the maximum number of shares of Common Stock with respect to which unrestricted shares of Common Stock, stock-settled Phantom Shares, and Awards to Non-Employee Directors may be granted during the Plan Term may not exceed 5 percent of the Plan Limit. Any shares of Common Stock underlying Substitute Awards shall not be counted against the limits set forth in this paragraph to the extent the grant of such Substitute Awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. Subject to the limitations set forth in Sections VII(g) and X(f) of the Plan, Awards granted on the condition precedent of surrender of outstanding Awards shall not count against the limits set forth in this Section V until such time as such previous Awards are surrendered and cancelled.

The shares of Common Stock to be offered pursuant to Awards under the Plan may be authorized but unissued shares of Common Stock, shares of Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted to any Employee, Director, or Advisor; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or Subsidiary in accordance with Section VII(d) below.

VII. OPTIONS

(a) Grants of Options. The Committee may from time to time grant Options on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Option Term. The term of each Option shall be as specified by the Committee, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Options. Options shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(d) Special Limitations on Incentive Stock Options. The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 18 million (including the 6 million shares originally authorized for issuance under the Plan), subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or Subsidiary at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and Subsidiary exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiaries, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(e) Option Exercise Price and Payment of Exercise Price. The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. Unless limited by the Committee, the Option exercise price may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock; (iii) by delivery (including by fax, telephonic, electronic, or other means in accordance with procedures determined by the Company) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (provided that, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(f) Rights Upon Termination of Service. Subject to Section VII(d) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s Service, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. The vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of Service for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s Service other than for cause;

(iii) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement; and

(iv) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(f), any Participant who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(g) Restrictions on Repricing of Options. Subject to Section XIII of the Plan (“Recapitalization or Reorganization”), unless approved by the Company’s shareholders, no Option may be repriced, replaced, re-granted through cancellation, or modified if the effect would be to reduce the exercise price for the shares underlying the Option.

(h) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(i) Option Agreements. Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the exercise price for the Options; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section XII); (vi) the effect of termination of Service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII. RESTRICTED STOCK AWARDS AND UNRESTRICTED STOCK GRANTS

(a) Grants of Restricted Stock. The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock. Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to delivery of unrestricted shares until all conditions to vesting have been satisfied; (ii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Agreements. Restricted Stock Awards granted under the Plan shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

(g) Unrestricted Stock Grants. The Committee, in its sole discretion, may grant Awards of unrestricted Common Stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

IX. RESTRICTED STOCK UNITS

(a) Grants of Restricted Stock Units. The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units. The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that is has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Unit Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that Restricted Stock Units will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units. On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive, as determined by the Committee, one share of Common Stock for each Restricted Stock Unit that has vested, cash equal to the Fair Market Value of the shares subject to the Restricted Stock Units, or a combination of cash and shares. If Restricted Stock Units are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X. STOCK APPRECIATION RIGHTS

(a) Grants of Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Rights on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights in tandem with Stock Options (a “Tandem Stock Appreciation Right”) or not in tandem with Stock Options (a “Stand-Alone Stock Appreciation Right”).

(b) Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall be as specified by the Committee, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times are determined by the Committee.

(d) Payment. A Stock Appreciation Right shall entitle the holder thereof to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price for the Stock Appreciation Right multiplied by the number of rights exercised. The exercise price of a Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted. Payment for Stock Appreciation Rights may be made in shares of Common Stock, cash equal to the Fair Market Value of the shares subject to the Stock Appreciation Right, or a combination of cash and shares. If Stock Appreciation Rights are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(e) Stock Appreciation Rights Granted in Tandem with Options. If a Stock Appreciation Right is granted in tandem with an Option, such Stock Appreciation Right may be granted at the same time as, or, in the case of a Non-Qualified Stock Option, subsequent to, the time the related Option is granted. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable. A Stock Appreciation Right granted in tandem with an Option shall entitle the holder either

(i) to exercise the related Option with respect to all or a portion of the vested shares underlying such Option; or

(ii) to exercise the Stock Appreciation Right by surrendering to the Company all or a portion of the related Option (to the extent vested), in which case the holder shall be entitled to receive from the Company in exchange therefore an amount equal to the excess of the Fair Market Value of the shares of Common Stock underlying the surrendered portion of such Option (determined as of the day preceding the surrender of such Option) over the aggregate Option exercise price for such shares.

The exercise of a Tandem Stock Appreciation Right shall cause the immediate and automatic cancellation of its related Option with respect to the number of shares underlying the surrendered portion of the Option. Likewise, the exercise of the related Option shall cause the immediate and automatic cancellation of the tandem Stock Appreciation Right with respect to the number of shares underlying the surrendered portion of the Tandem Stock Appreciation Right.

(f) Rights Upon Termination of Service and Restrictions on Repricing. The provisions of Section 7(f) (relating to Termination of Service) and Section 7(g) (relating to restrictions on repricing) shall apply equally to grants of Stock Appreciation Rights.

(g) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to unexercised Stock Appreciation Rights. The Participant shall be entitled to all of the privileges and rights of a shareholder only to the extent that shares of Common Stock have been issued pursuant to a Stock Appreciation Right Award and have been registered in the Participant’s name or otherwise credited to the Participant.

(h) Stock Appreciation Rights Agreements. Stock Appreciation Rights granted under the Plan shall be evidenced by a Stock Appreciation Rights Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Stock Appreciation Rights granted; (ii) the date of grant; (iii) the exercise price for the Stock Appreciation Rights; (iv) the period during which such Stock Appreciation Rights may be exercised and any vesting schedule applicable to such Stock Appreciation Rights, including any applicable performance measures (as set forth in Section XII); (v) the effect of termination of Service on the exercisability of the Stock Appreciations Rights; and (vi) any other terms that the Committee deems appropriate.

XI. PHANTOM SHARES

(a) Grants of Phantom Shares. The Committee may from time to time grant Phantom Shares on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from to time to time determine.

(b) Value of Phantom Shares. The value of a Phantom Share shall be determined by reference to the Fair Market Value of a share of Common Stock on a given date or over a period of time specified by the Committee. The Committee shall provide in the Agreement for one or more valuation dates on which (or over which) the value of the Phantom Shares granted pursuant to the Agreement shall be measured and fixed, and shall designate in the Agreement the number of such Phantom Shares with respect to which the value is to be calculated.

(c) Phantom Share Agreements. Phantom Shares granted under the Plan shall be evidenced by a Phantom Share Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Phantom Shares granted; (ii) the date of grant; (iii) the valuation date(s); (iv) any vesting schedule applicable to the Phantom Shares, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the Participant’s rights with respect to the Phantom Shares; (vi) the payment date(s) applicable to the Phantom Shares; and (vii) any other terms that the Committee deems appropriate.

XII. PERFORMANCE AWARDS

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

(a) Performance Measures.

(i) Performance Awards that are not intended to qualify for the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(ii) Performance Awards that are intended to qualify for the Section 162(m) Exception based on the satisfaction of one or more performance measures shall be conditioned upon the achievement during a specified performance period of specified levels of one or more of the measures listed below. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date on which 25 percent of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events to the extent consistent with Section 162(m) of the Code. The performance measures established by the Committee may be based upon (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the Committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the Committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on a “non-GAAP basis”; (8) the price of a share of Common Stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the Committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the Committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on a “non-GAAP basis” is a measure that is adjusted (to the extent consistent with the Section 162(m) Exception) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the Committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Accounting

Standards Codification Topic 815 (previously issued as Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended); (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

(b) Determination of Awards. To the extent the Committee intends for Awards to qualify for the Section 162(m) Exception, prior to the Participants’ receipt of shares of Common Stock (or cash, as applicable) pursuant to such Awards (or prior to receipt of the Awards themselves, if applicable), the Committee shall certify whether the performance targets and measure(s) related to such Awards have been achieved. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XIII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a Subsidiary of an entity other than a previously wholly-owned Subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by Other Employers. Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action. Any adjustment provided for in the above Subsections shall be subject to any required shareholder action.

(f) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

(g) Other. Notwithstanding anything to the contrary in this Section XIII, any adjustments made pursuant to this section shall be made in conformity with Section 409A to the extent necessary to avoid its application or adverse tax consequences thereunder.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that, except as provided in Section XIII(c), no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XV. MISCELLANEOUS

(a) No Right to An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board or upon any Advisor any right to continue to provide services to the Company or any Affiliate.

(c) Other Laws; Withholding. By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Section 409A. The Plan is intended to provide compensation that is exempt from or that complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. The Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid adverse tax consequences under Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A, the Board may adopt such amendments to the Plan and the Award or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions that the Board or the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or (ii) comply with the requirements of Section 409A.

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of Service and the Company determines, in good faith, that immediate payment of any amounts or benefits under this Plan would cause a violation of Section 409A, then any amounts or benefits that are payable under the Plan upon the Participant’s “separation from service” within the meaning of Section 409A that (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

(g) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 18, 2010 (May 17, 2010 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2010 (May 17, 2010 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M23292-P92011	KEEP THIS PORTION FOR YOUR RECORDS

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SOUTHWEST AIRLINES CO.

A.	Company Proposals

The Board of Directors recommends a vote “FOR” all the nominees listed below and “FOR” Proposals 2 and 3.			For	Against	Abstain

1.	Election of Directors

	1a.	David W. Biegler	☐	☐	☐

	1b.	Douglas H. Brooks	☐	☐	☐

	1c.	William H. Cunningham	☐	☐	☐

	1d.	John G. Denison	☐	☐	☐

	1e.	Travis C. Johnson	☐	☐	☐

	1f.	Gary C. Kelly	☐	☐	☐

	1g.	Nancy B. Loeffler	☐	☐	☐

	1h.	John T. Montford	☐	☐	☐

	1i.	Daniel D. Villanueva	☐	☐	☐

For address change or comments, please check this box and write them on the reverse side where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain

2.	Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.	☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐

B.	Shareholder Proposal

The Board of Directors recommends a vote “AGAINST” Proposal 4.		For	Against	Abstain

4.	Shareholder Action by Written Consent.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 19, 2010

10:00 a.m. Central Daylight Time

Corporate Headquarters

2702 Love Field Drive

Dallas, Texas 75235

DIRECTIONS TO THE ANNUAL MEETING

Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth, and the headquarters building will be at your left. Please park near the main entrance to the building.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://www.southwest.com/investor_relations/.

M23293-P92011

PROXY
SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235 This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Laura H. Wright, and Ron Ricks, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Company’s headquarters, 2702 Love Field Drive, Dallas, Texas, on May 19, 2010, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3; “AGAINST” PROPOSAL 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)
Continued and to be signed on reverse side